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                                                                EXHIBIT 10.12(i)

                             SUPPLEMENTAL AGREEMENT



         This Supplemental Agreement dated April 2, 2000, by and between UNION PACIFIC RESOURCES GROUP, INC., a Utah corporation (the "Company"), and _________ __________ (the "Executive") (the "Supplemental Agreement") is intended to (1) provide the Executive, subject to the occurrence of contingency stated below, with certain enhanced rights and benefits supplemental to those the Executive is currently entitled to receive pursuant to the Executive's Agreement with the Company dated on or about__________ __, 19__ dealing with a Change in Control of the Company (the "Agreement") and (2) clarify the relationship between a certain provision of the Agreement and a similar provision in the Company's Supplemental Pension Plan.

         WHEREAS, the Board of Directors of the Company, at a meeting held on March 30, 2000, approved of the Company's entering into formal merger negotiations with Anadarko Petroleum Corporation ("Expansion");

         WHEREAS, the merger, if consummated, would result in the Company's becoming a wholly-owned subsidiary of Expansion and would cause a Change of Control of the Company, as such term is defined in the Agreement (the "Subject Merger");

         WHEREAS, the Board believes it to be in the best interests of the Company that if the Company enters into the Subject Merger, the Executive should be afforded certain enhanced change-of-control benefits which, when added to his current benefits under the Agreement, would bring the total of such benefits into relative parity with those change-of-control benefits afforded similarly situated executives of Expansion;

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:





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         1. DEFINED TERMS. Each capitalized term used herein has the same meaning assigned to such term in the Agreement, except as may be otherwise provided herein.

         2. SUPPLEMENTAL BENEFITS. All rights and benefits afforded to and all duties and obligations imposed upon Executive under the Agreement shall remain in full force and effect except as otherwise enhanced or supplemented below:

                  2.1 With respect to Section 6.1(A) of the Agreement, the lump sum severance payment described therein shall equal (a) a multiplier of at least
2.9 times base salary; plus (b) 2.9 times a bonus factor based on the greater of
(i) the highest annual bonus earned by the Executive during the three-year period preceding the Change of Control or (ii) the annual bonus paid or payable to the Executive for the year immediately preceding the Executive's year of termination, in each case, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months); plus (c) a pro rata bonus based on the number of months in the short fiscal year ending immediately prior to the Change of Control determined on the basis of the greater of the amount described in Section 2.1(b)(i) or Section 2.1(b)(ii).

                  2.2 With respect to Section 6.1(C) of the Agreement, (a) the aggregate number of months of additional benefit credit under each of the Supplemental Plans described therein shall be increased by the number of months necessary to increase the aggregate number to 36; (b) for purposes of calculating the Executive's benefit under the Company's Supplemental Pension Plan, the Executive's age at Date of Termination shall be advanced by three years; (c) the value of the Executive's account payable under the Supplemental Thrift Plan shall be the greater of the value of such account on (i) the Executive's Date of Termination or (ii) the date of the Change of Control; and
(d) the Executive shall be entitled to an amount equal to the additional Company matching contribution which would have been made on the Executive behalf in the Company's Employees' Thrift Plan (assuming continued participation on the same basis as immediately prior to the




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Executive's Date of Termination and for a period of 36 months following the
Executive's Date of Termination).

                  2.3 With respect to Section 6.1(D) of the Agreement, the aggregate number of months of extended life, disability, accident and health insurance benefits provided therein shall be increased by the number of months necessary to increase the aggregate number to 36.

                  2.4 With respect to the last sentence of Section 6.1 of the Agreement, if the Executive terminates employment with the Company by means of a Discretionary Termination, he shall, instead of being entitled to 50% of the Severance Benefits set forth in Section 6.1(A)-(F) of the Agreement, be entitled to 100% of such Severance Benefits.

                  2.5 The Company shall, at its sole expense as incurred, provide the Executive with (a) financial planning services until the third anniversary of the Date of Termination as provided immediately prior to the Date of Termination at a cost not to exceed $7,500 annually, and (b) outplacement services at a cost to the Company not to exceed $100,000, the scope and provider of which shall be selected by the Executive in the Executive's sole discretion.

         3. EFFECT ON OTHER BENEFITS. The Executive, by executing this Supplemental Agreement, acknowledges and agrees that, in consideration for the opportunity to receive the benefit enhancements and supplements provided herein, the Agreement and, if applicable, the Supplemental Agreement, provide the sole change-of-control benefits owing to the Executive upon a Change of Control and that the change-of-control benefit described in Section 3.6 of the Company's Supplemental Pension Plan and any other change-of-control benefit which may be described in any other plan adopted and maintained by the Company prior to the execution of the





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Agreement does not apply to the Executive as long as he is covered by the
Agreement and, if applicable, the Supplemental Agreement.

         4. DEEMED AMENDMENT OF SUPPLEMENTAL AGREEMENT. In the event that on or after the date of execution of this Supplemental Agreement, Expansion amends or modifies any of its agreements or arrangements applicable to any employee of Expansion who is in a position comparable to Executive or directly or indirectly provides an enhanced benefit to such an Expansion employee,or it is discovered that Expansion took such action prior to the date of execution of this Supplemental Agreement which action was not fully disclosed to the Company until after the date of execution of this Agreement, in any case in connection with the Subject Merger, this Supplemental Agreement shall be deemed to be amended to include, mutatis mutandis, an additional benefit to the Executive in a form and of value equivalent to the enhanced benefit provided to such Expansion employee; provided, however, that the additional benefit contemplated by this Section 4 shall be payable to the Executive only under such circumstances as the enhanced benefit would be payable to such Expansion employee.

         5. EFFECTIVE DATE. The Supplemental Benefits set forth in Sections 2 and 4 hereof shall become effective if, and only if, the Executive meets his/her obligations under Section 4 of the Summary of the Union Pacific Resources Group, Inc. Change in Control Agreement applicable to the Executive.

                                           UNION PACIFIC RESOURCES GROUP, INC.

                                           By:
                                              ---------------------------------

                                           EXECUTIVE

                                           By:
                                              --------------------------------







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